EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 8, 2007	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 1ST QTR 2007 PRELIMINARY RESULTS FOR REVENUES, BACKLOG AND CONTRACTS
Horsham, PA, February 8, 2007 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported preliminary unaudited results for home building revenues, contracts and backlog for its first quarter ended January 31, 2007. The Company will announce final totals when it releases first-quarter earnings results on February 22, 2007.
FY 2007’s first-quarter home building revenues were approximately $1.09 billion, a decline of 19% compared to the first-quarter record of $1.34 billion in FY 2006. FY 2007’s first-quarter-end backlog was approximately $4.15 billion, a decline of 30% compared to the first-quarter record of $5.95 billion in FY 2006.
FY 2007’s first-quarter net signed contracts were approximately $749 million, a decline of 34% compared to FY 2006’s first-quarter total of $1.14 billion. The Company signed 1,463 gross contracts (before cancellations) in FY 2007’s first quarter, a 14% decline from the 1,695 signed in FY 2006’s first quarter. Net of cancellations, first quarter contracts totaled 1,027 units, down 33% from 1,544 units in the first quarter of FY 2006.
Robert I. Toll, chairman and chief executive officer, stated: “It appears that the pace of cancellations is starting to abate. First quarter FY 2007 cancellations totaled 436 versus 585 in fourth quarter FY 2006 and this quarter’s cancellation rate of 29.8% was lower than the 36.9% cancellation rate last quarter. However, we are still well above the Company’s historical average of about 7%.
“We saw an uptick in demand in a number of markets in January and the first week in February compared to December, but, seasonally, this is supposed to happen; even so, this activity definitely feels encouraging.
“A few markets, such as Hoboken, Jersey City, Manhattan and Brooklyn, are quite strong. Some markets, such as Detroit, Minneapolis, Chicago, Reno, and parts of Florida, may not yet have stabilized. We continue to monitor these and other markets for potential write-downs. We expect that write-downs for our first quarter and full fiscal year will significantly exceed the estimates in the guidance we provided in December, 2006. We are currently in the initial stages of our review. As we have noted in prior quarters, estimates of write-downs are often inaccurate. However, based upon our preliminary evaluation of a number of communities, we believe first-quarter write-downs will be at least $60 million and could be as high as $160 million or more.
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“We ended the quarter with 320 communities compared to 300 at FYE 2006 and 258 at first-quarter-end 2006. We have continued to purchase some sites that we believe are good buys even at today’s reduced home sale paces and prices. The parcels we are acquiring have recently received their entitlements after being under option and in our approval pipeline for several years.
“Because some deals don’t make sense under current market conditions, we have continued to trim our land position. We ended the quarter with approximately 70,000 lots under control compared to our peak of 91,200 at 2006’s second-quarter-end and 73,800 lots at FYE 2006.
“We continue to believe that buyer confidence is the key to a turnaround in the new home market. It appears that the media’s sentiment toward the housing market is becoming more balanced and their messages are making customers aware that, in the current climate of attractive interest rates, motivated sellers and a generally healthy economy, now is a good time to buy a home.”
Toll Brothers’ financial highlights for the first-quarter ended January 31, 2007 (preliminary and unaudited):
•	FY 2007’s first-quarter homebuilding revenues of approximately $1.09 billion decreased 19% from FY 2006’s first-quarter homebuilding revenues of $1.34 billion, the first-quarter record. Revenues from land sales totaled approximately $3.4 million for FY 2007’s first quarter, compared to $4.7 million in FY 2006’s first quarter.

•	In the Company’s fiscal 2007 first quarter, unconsolidated entities in which the Company had an interest had revenues of approximately $20.6 million compared to $52.1 million in the same period of FY 2006. The Company’s share of the profits from the delivery of these homes is included in ‘Equity Earnings in Unconsolidated Entities’ on the Company’s Income Statement.

•	The Company’s FY 2007 first-quarter net contracts of approximately $749.2 million declined by 34% over FY 2006’s first-quarter net contracts of $1.14 billion. In addition, in FY 2007’s first quarter, unconsolidated entities in which the Company had an interest signed contracts of approximately $29.2 million.

•	The Company signed 1,463 gross contracts in FY 2007’s first quarter, a 14% decline from the 1,695 signed in FY 2006’s first quarter. However, FY 2007’s first-quarter cancellation rate (cancellations divided by first-quarter gross contracts) was 29.8%, compared to a rate of 8.8% in FY 2006. Therefore, FY 2007’s first quarter net contracts, the total the Company typically reports, totaled 1,027 contracts, down 33% compared to 1,544 net contracts in FY 2006’s same period. FY 2007’s first-quarter-end communities totaled 320 versus 258 at first-quarter-end 2006.

•	FY 2007’s first-quarter-end backlog of approximately $4.15 billion declined 30% versus FY 2006’s first-quarter-end backlog of $5.95 billion. In addition, at January 31, 2007, unconsolidated entities in which the Company had an interest had a backlog of approximately $26.7 million.
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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, February 8, 2007, to discuss these results. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through February 21, 2007.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in other Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to anticipated operating results, financial resources, changes in revenues, changes in profitability, changes in margins, changes in accounting treatment, interest expense, land-related write-downs, effects of home buyer cancellations, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to gain approvals and to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the ability to secure materials and subcontractors, the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future, industry trends, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.
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	UNITS		$ (MILL)
	1st Qtr.	1st Qtr.	1st Qtr.	1st Qtr.
	2007	2006	2007	2006
HOME BUILDING REVENUES
TRADITIONAL PRODUCT
North	287	417	$191.6	$271.6
Mid-Atlantic	512	589	329.2	393.6
South	403	470	233.1	253.7
West	357	403	300.8	359.8

Total	1,559	1,879	$1,054.7	$1,278.7

PERCENTAGE OF COMPLETION:
North			$19.5	$39.7
South			13.5	17.9

Total	—	—	$33.0	$57.6

TOTAL
North	287	417	$211.1	$311.3
Mid-Atlantic	512	589	329.2	393.6
South	403	470	246.6	271.6
West	357	403	300.8	359.8

Total consolidated	1,559	1,879	1,087.7	1,336.3
Unconsolidated entities	27	99	20.6	52.1

	1,586	1,978	$1,108.3	$1,388.4

CONTRACTS
TRADITIONAL PRODUCT
North	217	265	$136.3	$177.4
Mid-Atlantic	328	456	206.9	313.5
South	212	331	118.4	203.5
West	121	343	129.3	315.1

Total	878	1,395	$590.9	$1,009.5

NON TRADITIONAL PRODUCT – LONG TERM
North	123	111	$140.0	$102.0
Mid-Atlantic	1	13	0.4	5.3
West	1	5	0.4	4.0

Total	125	129	$140.8	$111.3

PERCENTAGE OF COMPLETION
North	24	20	$15.3	$14.4
South			2.2	4.7

Total	24	20	$17.5	$19.1

TOTAL
North	364	396	$291.6	$293.8
Mid-Atlantic	329	469	207.3	318.8
South	212	331	120.6	208.2
West	122	348	129.7	319.1

Total consolidated	1,027	1,544	749.2	1,139.9
Unconsolidated entities	45	28	29.2	16.8

	1,072	1,572	$778.4	$1,156.7

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	UNITS		$ (MILL)
	1st Qtr.	1st Qtr.	1st Qtr.	1st Qtr.
	2007	2006	2007	2006
BACKLOG
TRADITIONAL PRODUCT
North	1,114	1,643	$737.4	$1,126.6
Mid-Atlantic	1,363	2,197	918.9	1,486.4
South	1,400	2,179	781.7	1,186.7
West	1,243	2,087	1,146.7	1,774.8

Total	5,120	8,106	$3,584.7	$5,574.5

NON TRADITIONAL PRODUCT – LONG TERM
North	379	127	$383.9	$117.6
Mid-Atlantic	59	43	24.0	18.3
West	27	12	18.6	9.5

Total	465	182	$426.5	$145.4

PERCENTAGE OF COMPLETION:
North	288	275	$189.4	$181.6
South	76	72	116.2	102.7
Less revenue recognized on units remaining in backlog			(166.9)	(57.6)

Total	364	347	$138.7	$226.7

TOTAL
North	1,781	2,045	$1,310.7	$1,425.8
Mid-Atlantic	1,422	2,240	942.9	1,504.7
South	1,476	2,251	897.9	1,289.4
West	1,270	2,099	1,165.3	1,784.3
Less revenue recognized on units remaining in backlog			(166.9)	(57.6)

Total consolidated	5,949	8,635	4,149.9	5,946.6
Unconsolidated entities	43	32	26.7	20.8

	5,992	8,667	$4,176.6	$5,967.4

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York, Ohio (2006 only) and Rhode Island

Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia

South:	Florida, North Carolina, South Carolina and Texas

West:	Arizona, California, Colorado and Nevada
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